May 2009

Pricing Sheet dated May 12, 2009 relating to	Filed pursuant to Rule 433
Terms Supplement No. 105 dated April 29, 2009	Registration Statement No. 333-140456
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA
$2,322,000 18.00% Reverse Convertible Notes linked to iShares® MSCI Brazil IndexSM Fund due November 13, 2009

PRICING TERMS – May 8, 2009
Issuer:	Eksportfinans ASA

Aggregate face amount:	$2,322,000

Issue Price:	$1,000 per Reverse Convertible Note

Maturity Date:	November 13, 2009

Reference Share:	Shares of the iShares® MSCI Brazil IndexSM Fund (EWZ)

Redemption Amount:
■    if the closing price of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level of the Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

■    if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of the Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level of the Reference Share on the Determination Date is less than the Initial Reference Level of the Reference Share.

Final Reference Level:	The closing price of the Reference Share quoted by the Relevant Exchange on the Determination Date

Share Redemption Amount:	19.56947. The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.

Knock-In Level:	35.77, 70.00% of the Initial Reference Level

Determination Date:	November 10, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events

Interest Rate:	18.00% per annum

Interest Payment Date:	The interest payment dates for the note offering are June 13, 2009, July 13, 2009, August 13, 2009, September 13, 2009, October 13, 2009 and the Maturity Date.

Initial Reference Level:	$51.10, which is the closing price of one share of the underlying shares on the Trade Date

Trade Date:	May 8, 2009

Original Issue Date:	May 13, 2009

Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.

CUSIP:	282645PJ3

ISIN:	US282645PJ31

Agent:	Morgan Stanley & Co. Incorporated

Agent acting in the capacity as:	Principal

Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to us
Per Reverse Convertible Note	$1,000.00	$15.00	$985.00
Total	$2,322,000.00	$34,830.00	$2,287,170.00

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see Agent’s Commission” on page TS-9 of the accompanying terms supplement for further details.

(2)	For additional information, see “Supplemental plan of distribution” on page TS-16 in the accompanying terms supplement..

You should read this document together with the Terms supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Terms Supplement No. 105 dated April 29, 2009

Product Supplement No. 1 dated April 12, 2007

Prospectus Supplement and Prospectus dated February 5, 2007

EKSPORTFINANS ASA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERINGS TO WHICH THIS TERMS SUPPLEMENT RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS RELATING TO THESE OFFERINGS THAT EKSPORTFINANS ASA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT EKSPORTFINANS ASA AND THESE OFFERINGS. YOU MAY GET THESE DOCUMENTS WITHOUT COST BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, EKSPORTFINANS ASA, ANY AGENT OR ANY DEALER PARTICIPATING IN THESE OFFERINGS WILL ARRANGE TO SEND YOU THE PROSPECTUS, EACH PROSPECTUS SUPPLEMENT, PRODUCT SUPPLEMENT NO. 1 AND THIS TERMS SUPPLEMENT IF YOU SO REQUEST BY CALLING TOLL-FREE 1-800-584-6837